EXHIBIT 10 (b)

Re:	Parkway Centre I 2901 Dallas Parkway Plano, Texas
SECOND AMENDMENT TO LEASE

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
CITY OF PLANO	§
     THIS SECOND AMENDMENT TO LEASE (this “Amendment”) has been executed as of (but not necessarily on) the 31st day of December, 2008, by SUN LIFE ASSURANCE COMPANY OF CANADA, a  Canadian corporation (“Landlord”), and INTERPHASE CORPORATION, a Texas corporation (“Tenant”).
R E C I T A L S:
     A. Wedgewood Drive Partners, Ltd., a Texas limited partnership (“Original Landlord”) and Tenant have heretofore executed that certain Office Lease Agreement (the “Original Lease”) commencing as of October 1, 2002, as amended by Amendment to Office Lease Agreement dated October 28, 2004 (the Original Lease, as so amended, is hereinafter referred to as the “Lease”), pursuant to which Tenant leases approximately 22,228 rentable square feet in Suite 200 (the “Premises”) of the above-referenced building, as more particularly described in the Lease (the “Building”). Unless otherwise provided herein, capitalized words and phrases shall have the meanings specified in the Lease.
     B. Landlord has acquired title to, among other property, the Building and all of Original Landlord’s interest under the Lease.
     C. Landlord and Tenant desire to execute this Amendment in order to evidence their agreement to (i) extend the Lease Term; and (ii) make certain other amendments to the Lease, all as more particularly set forth in this Amendment.
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
SECOND AMENDMENT TO LEASE — Page 1 of 27

Article I
CERTAIN AMENDMENTS
     SECTION 1.01. Lease Term. The Lease Term is hereby extended through and including February 28, 2014 (the “Expiration Date”), subject to adjustment and earlier termination as provided in the Lease. Except as set forth on Exhibit C of this Amendment, Tenant shall have no further renewal or extension rights or options and all of such rights or options, if any, are hereby deleted.
     SECTION 1.02. Base Rental. As of January 1, 2009 (the “Extension Effective Date”), the Base Rental due and payable by Tenant to Landlord under the Lease shall be as follows:

Annual
	Base Rental	Monthly
Period:	Per R.S.F.	Base Rental:
1/1/09 – 2/28/10	$18.50 + E	$34,268.17 + E
3/1/10 – 2/28/11	$18.90 + E	$35,009.10 + E
3/1/11 – 2/29/12	$19.30 + E	$35,750.03 + E
3/1/12 – 2/28/13	$19.70 + E	$36,490.97 + E
3/1/13 – 2/28/14	$20.10 + E	$37,231.90 + E
Landlord hereby abates 1/2 of the first 8 full monthly installment(s) of Base Rental described above (i.e., January – August, 2009). Tenant shall pay all other monetary obligations accruing during such month(s). If an event of default occurs under the Lease beyond any applicable period of notice and cure, any remaining Base Rent abatement shall cease from the date of such event of default. The Base Rental under the Lease shall be due and payable in equal monthly installments, each such monthly installment due and payable on the first day of each calendar month, in advance, without demand and without setoff or deduction whatsoever.
     SECTION 1.03. Base Year. As of the Extension Effective Date, the Base Year shall be the calendar year 2009.
     SECTION 1.04. Operating Expenses. The following is added after “at Landlord’s sole cost and expense” in Section 10 of the Original Lease: “(but subject to inclusion in Operating Expenses)”.
     SECTION 1.05. AS IS; Refurbishment Work. Except for maintenance and repair obligations under Section 10 of the Original Lease and the Landlord’s Work (as hereinafter defined), Landlord is leasing the Premises to Tenant “as is” “where is” without representation or warranty, either express or implied, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises; provided, however, as of the date of this Amendment Landlord shall provide Tenant with a refurbishment allowance (the “Refurbishment Allowance”) in an amount equal to $10.00 per rentable square foot in the Premises (i.e., $222,280.00), to
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improve and refurbish the Premises with Building standard improvements (the “Refurbishment Work”) pursuant to plans and specifications approved by Landlord and Tenant in writing (such approval not to be unreasonably withheld or delayed). Within ten (10) days prior to Landlord’s physical commencement of the Refurbishment Work, Tenant shall pay Landlord all costs of the Refurbishment Work in excess of the Refurbishment Allowance. The Refurbishment Allowance shall be made available for Tenant’s use within thirty (30) days of the execution of this Amendment. The Refurbishment Work shall be performed only by contractors engaged by Landlord and reasonably approved by Tenant. Tenant acknowledges that Landlord’s contractors may construct the Refurbishment Work while Tenant occupies the Premises, that the construction of the Refurbishment Work may prevent Tenant from using all or part of the Premises from time to time and that the construction of the Refurbishment Work may create noise dust and debris that will interfere with Tenant’s use of the Premises.  Tenant acknowledges and agrees that it shall have no right to any abatement of rent or to recover any other damages from Landlord due to its inability to use the all or portions of the Premises while the Refurbishment Work are being completed or due to interference with its business operations caused by such construction.  Tenant shall cooperate with Landlord’s contractors in completing the Refurbishment Work and Landlord’s contractors are hereby granted authority to enter the Premises to complete the Refurbishment Work.  Landlord and Tenant shall coordinate the completion of the Refurbishment Work in order to minimize disruptions to Tenant’s business activities, but Landlord shall have no obligation to incur additional costs in order to minimize such disruptions.  Tenant shall be responsible for moving its personal property (e.g., computers, telephone equipment, cabling, photocopy machines) from time to time, at Tenant’s sole expense, unless provided for in the Refurbishment Allowance, to facilitate the completion of the Refurbishment Work, and Landlord and its contractors shall have no obligation to move any of Tenant’s personal property. However, Landlord shall also bid the Refurbishment Work with contractors moving the furniture, fixtures, and other equipment as necessary and Landlord, in conjunction with Tenant, shall determine which bid to utilize. Landlord or its agent shall supervise the Refurbishment Work, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between the Refurbishment Work, the Building, and the Building’s systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to 3% of the total costs (including “hard” and “soft” costs as such terms are commonly understood in the area of the Building in connection with tenant improvement construction) related to the Refurbishment Work, which Landlord may deduct from the Refurbishment Allowance. Notwithstanding the foregoing, upon written notice from Tenant to Landlord after the Refurbishment Work has been substantially completed (and all costs related to the Refurbishment Work have been paid and disbursed in full) but before December 31, 2009 (the “Refurbishment Allowance Deadline”), Tenant may elect to use up to $6.00 per rentable square foot in the Premises of any unspent Refurbishment Allowance (a) toward the cost of wiring, cabling, furniture, fixtures and equipment, provided Tenant submits to Landlord paid invoices therefor prior to the Refurbishment Allowance Deadline, and (b) as a credit against Tenant’s Rent obligations under the Lease next coming due provided Tenant gives Landlord written notice thereof prior to the Refurbishment Allowance Deadline; provided, however, if an event of default extending beyond any applicable notice or cure period occurs Tenant shall have no right to use any portion of the Refurbishment Allowance for such expenses or as a credit against Rent and any credit against Rent previously given shall, at Landlord’s election, either be
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reversed or immediately paid to Landlord by Tenant. Any portion of the Refurbishment Allowance which remains unspent as of the Refurbishment Allowance Deadline shall be retained by Landlord without credit or reimbursement to Tenant.
     SECTION 1.06. Landlord’s Work. In addition to providing the Refurbishment Allowance, Landlord shall perform the following improvements (the “Landlord’s Work”) using Building standard materials and colors with input from Tenant: (a) replace 2nd floor common corridor carpet, (b) resurface the existing travertine wall around elevator doors on the 2nd floor with a new hard surface (the new surface will correspond with Tenant’s choice of finishes for the remodel of their entryway), (c) replace cracked sink in the women’s restroom, and (d) repair continuing water incursion and leaks in and into the Premises. Landlord’s Work shall be completed within the calendar year 2009.
     SECTION 1.07. Brokers. Landlord and Tenant represent to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment except Holt Lunsford Commercial representing Landlord and Daniel Rudd of CB Richard Ellis, Inc. representing Tenant (collectively, “Brokers”). Landlord will be responsible to pay the commission, if any, owed to Brokers pursuant to the terms of a separate written agreement. Landlord and Tenant hereby indemnify each other from any claims, losses, damages (including attorneys’ fees) resulting from a breach of the above representation.
     SECTION 1.08. Parking. Between the Extension Effective Date and the Expiration Date, the parking charge for the 10 designated covered parking spaces shall be at the rate of $35.00 plus tax per space per month; provided, however, such parking charges shall be abated between the Extension Effective Date and December 31, 2009. Following the Expiration Date, the parking charges shall be at the then current market rate from time to time.
     SECTION 1.09. Holdover. The reference to “twice” in Section 35 of the Original Lease is amended to be “150% of”. The following sentence is added to the end of Section 35 of the Original Lease: “Notwithstanding the foregoing, during the first month of any holding over by Tenant, Tenant shall pay rent equal to 125% the Base Rental and additional rent which would have been applicable had the term of this Lease continues through the period of such holding over by Tenant.”
     SECTION 1.10. Right of First Refusal. As of the date of this Amendment, Section 4 of the First Amendment and the 4th and 5th paragraphs of Exhibit C of the Original Lease are deleted and Tenant shall be provided a Right of First Refusal in accordance with Exhibit A of this Amendment.
     SECTION 1.11. Termination Option. Tenant shall have a termination option in accordance with Exhibit B of this Amendment.
     SECTION 1.12. Extension Option. Tenant shall have an extension option in accordance with Exhibit C of this Amendment.
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     SECTION 1.13. Additional Consideration (Letter of Credit). Simultaneously with the execution of this Amendment, Tenant shall deposit with Landlord a letter of credit in accordance with Exhibit D of this Amendment.
     SECTION 1.14. Further Amendments. The Lease shall be and hereby is further amended wherever necessary, even though not specifically referred to herein, in order to give effect to the terms of this Amendment. The reference to “$1,000,000” in Section 21 of the Original Lease is deleted and replaced with “$5,000,000.” The following is added after “or in the event of any material uninsured loss to the Building” in Section 24 of the Original Lease: “or in the event Landlord makes a good faith determination that restoring the Premises would be uneconomical”. Exhibit F (Renewal Option) of the Original Lease is deleted.
Article II
MISCELLANEOUS
     SECTION 2.01. Ratification.  The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Each party represents to the other that such party (a) is currently unaware of any default by the other party under the Lease; and (b) has full power and authority to execute and deliver this Amendment and this Amendment represents a valid and binding obligation of such party enforceable in accordance with its terms. Tenant represents to Landlord that except as set forth in this Amendment (a) Landlord has completed all improvements to the Premises in compliance with all requirements in the Lease; and (b) all tenant finish costs or allowances payable by Landlord have been paid and no such costs or allowances are payable hereafter under the Lease.
     SECTION 2.02. No Offer. The submission of this Amendment to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Amendment unless Landlord executes a copy of this Amendment and delivers it to Tenant.
     SECTION 2.03. Counterparts. This Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Amendment may be executed by facsimile or “pdf” and each party has the right to rely upon a facsimile or “pdf” counterpart of this Amendment signed by the other party to the same extent as if such party had received an original counterpart.
     SECTION 2.04. Governing Document. In the event the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.
     SECTION 2.05. Waiver of Right to Protest. Tenant hereby waives any and all rights under Section 41.413 and 42.015 of the Texas Tax Code granting to tenant the right to contest appraised values, or to receive notice of reappraised values, on all or any portion of the Building irrespective of whether Landlord has elected to contest same. To the extent such waiver is prohibited by applicable law, Tenant hereby appoints Landlord as Tenant’s attorney in fact, coupled with an interest, to appear and take all actions on behalf of Tenant which Tenant may have under said Section of the Code with respect to the Building, but not with
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respect to Tenant’s personal property located within the Premises. Landlord shall use commercially reasonable efforts to reduce and/or mitigate property taxes, but shall have no liability for any failure to reduce property taxes.
     SECTION 2.06. Waiver of Consumer Rights. Tenant hereby waives all its rights under the Texas Deceptive Trade Practices — Consumer Protection Act, Section 17.41 et. seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of Tenant’s own selection, Tenant voluntarily consents to this waiver.
     SECTION 2.07. Determination of Charges. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in the Lease for determining rent and other charges and amounts payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. Accordingly, Tenant hereby voluntarily and knowingly waives all rights and benefits of Tenant under Section 93.012 of the Texas Property Code, as such section now exists or as may be hereafter amended or succeeded.
     SECTION 2.08. Intentionally Deleted.
     SECTION 2.09. OFAC. Neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, managers, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.
     SECTION 2.10. Margin & Substitution Taxes. Notwithstanding anything in the Lease to the contrary, the definition of “real property taxes” shall include the following regardless of whether the following are expressly excluded by language elsewhere in the Lease (a) all taxes allocated by Landlord to the Project attributable to taxable margin levied pursuant to Chapter 171 of the Texas Tax Code or any amendment, adjustment or replacement thereof, and (b) any taxes, assessments, levies, impositions, tolls, excises, tariffs, charges or fees imposed, levied or assessed in lieu of or in substitution, addition or supplementation of other real property taxes.
[SIGNATURES ON FOLLOWING PAGE]
SECOND AMENDMENT TO LEASE — Page 6 of 27

     IN WITNESS WHEREOF, this Amendment has been executed as of (but not necessarily on) the date and year first above written.

LANDLORD:

SUN LIFE ASSURANCE COMPANY OF CANADA,
a Canadian corporation

By: Name:	/s/ Deborah Tirone Deborah K. Tirone
Title:	Managing Director
Date:	December 31, 2008

By:	/s/ Thomas V. Pedulla
Name:	Thomas V. Pedulla
Title:	Senior Managing Director
Date:	December 31, 2008

TENANT:

INTERPHASE CORPORATION,
a Texas corporation

By:	/s/ Thomas N. Tipton Jr.
Name:	Thomas N. Tipton Jr.
Title:	Chief Financial Officer
Date:	December 31, 2008
SECOND AMENDMENT TO LEASE — Page 7 of 27

EXHIBIT A
RIGHT OF FIRST REFUSAL
     Tenant shall have the right of first refusal (the “Right of First Refusal”) to lease space as described and/or shown on Exhibit A-1 (the “First Refusal Space”), in accordance with and subject to each of the following terms and conditions:
     1. Procedure for Offer. Between the date of this Amendment and February 28, 2014, should Landlord receive an offer (an “Offer”) with respect to all or any portion of the First Refusal Space from a bona fide third party prospect (the “Prospect”) which Landlord is willing to accept, Landlord shall notify Tenant (a “First Refusal Notice”) provided that no Superior Right Holder (hereinafter defined) wishes to lease such space. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space based on the terms and conditions of the Offer; provided, however, if Landlord delivers a First Refusal Notice within 12 months following the date of this Amendment, Landlord shall also offer to lease to Tenant the applicable First Refusal Space based on the terms and conditions of this Amendment except (a) there shall be no Base Rental abatement, (b) the Lease Term for the First Refusal Space shall commence no later than 90 days following Landlord’s receipt of the First Refusal Acceptance Notice, (c) all allowances, concessions and similar terms for the First Refusal Space shall be proportionally adjusted based on the amount of Lease Term remaining; in addition, Tenant shall post additional consideration in the form of a letter of credit in a proportional amount requested by Landlord on the terms and conditions set forth in Exhibit D attached to this Amendment, and (d) if the applicable First Refusal Space is “spec” space that has been built out by Landlord, Tenant shall not be entitled to any “Refurbishment Allowance” or tenant improvement allowance with respect to such “spec” space. The rentable square footage of the space so offered to Tenant shall be determined by Landlord in accordance with Landlord’s standard method for measuring space in the Building.
     2. Procedure for Acceptance. If Tenant wishes to exercise Tenant’s Right of First Refusal with respect to the space described in a First Refusal Notice, then within 5 business days of delivery of such First Refusal Notice to Tenant, Tenant shall deliver notice to Landlord (a “First Refusal Acceptance Notice”) of Tenant’s exercise of the Right of First Refusal with respect to the entire space described in such First Refusal Notice on the terms contained therein. If Tenant does not deliver a First Refusal Acceptance Notice within the 5 business day period, then Landlord shall be free to lease the space described in such First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, however, if the transaction does not consummate within 6 months from the date of Landlord’s First Refusal Notice, or if there is a reduction in base rent of more than 10%, an increase in the allowance by more than 10% or an extension or reduction of the term for more than one (1) year, Landlord shall be obliged to present the revised Offer from that Prospect, or the next Offer from a new Prospect, to Tenant in a First Refusal Notice, as the case may be. Notwithstanding anything to the contrary contained herein, (a) Tenant must elect to exercise the Right of First Refusal, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof, and (b) if the First Refusal Notice includes space in excess of the First Refusal Space, Tenant must exercise its right hereunder, if at all, as to all of
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the space contained in the First Refusal Notice, and Tenant may not elect to lease only the First Refusal Space. If Tenant does not exercise the Right of First Refusal with respect to the space described in a First Refusal Notice or if Tenant fails to respond to a First Refusal Notice within 5 business days of delivery thereof, then Tenant’s Right of First Refusal as set forth in this exhibit shall terminate as to the portion of the First Refusal Space so offered, except as provided above.
     3. Construction in First Refusal Space. Tenant shall accept the First Refusal Space in its then existing “as is” condition, and except as set forth in a First Refusal Notice, Landlord shall not be required to perform any improvements or provide any allowance for improvements. The construction of any improvements in the First Refusal Space shall comply with the terms of the Lease.
     4. Landlord’s Right to Make Term Coterminous. If the Term with respect to the First Refusal Space will expire after the Term with respect to the Premises, at Landlord’s and Tenant’s mutual election, the Term with respect to the Premises will be extended to be coterminous with the Term with respect to the First Refusal Space, and the Base Rental rate with respect to the Premises during such extended period will be the Market Rate, determined in accordance with Exhibit C.
     5. Superior Right Holders. Notwithstanding the foregoing, the Right of First Refusal and Landlord’s obligation to deliver a First Refusal Notice shall commence only following the expiration or earlier termination of the existing leases (including renewals, regardless of whether or not such renewals are pursuant to renewal options) of the First Refusal Space, and such Right of First Refusal shall be subordinate to all tenants (and the rights of all tenants under leases of the First Refusal Space) existing as of the date hereof, and all rights of other tenants of the Building, which rights relate to the First Refusal Space and which rights are set forth in leases of space in the Building existing as of the date hereof, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (all such tenants under existing leases of the First Refusal Space and other tenants of the Building, collectively, the “Superior Right Holders”).
     6. Occupancy of Premises. The Right of First Refusal may only be exercised while Tenant is occupying the entire Premises, and at Landlord’s election any delivery of a First Refusal Acceptance Notice during any period of time in which Tenant is not occupying the entire Premises shall be null and void and of no effect.
     7. Tenant’s Default. Notwithstanding the foregoing, (a) Tenant shall have no right to exercise the Right of First Refusal at any time in which an event of default exists beyond any applicable notice or cure period and any exercise during such period of time shall be null and void and of no effect, (b) if an event of default occurs beyond any applicable notice or cure period under the Lease prior to Tenant’s exercise of the Right of First Refusal (in accordance with Section 2 hereof), the Right of First Refusal shall automatically become null and void, and (c) if after Tenant’s exercise of the Right of First Refusal (in accordance with Section 2 hereof) but before the commencement of the term with respect to the First Refusal Space an event of default exists beyond any applicable notice or cure period, then Landlord may elect, but is not obligated, by written notice given to Tenant to cancel and declare null and void Tenant’s
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exercise of the Right of First Refusal. If Landlord does not cancel Tenant’s exercise of the Right of First Refusal, Tenant shall cure the default within the period of time specified in the Lease.
     8. No Right of First Refusal After Transfer. The Right of First Refusal is personal to the originally named Tenant in the Lease or Lease amendment to which this exhibit is attached and its Related Entities. If an assignment, sublease or other transfer occurs, other than to a Related Entity, the Right of First Refusal shall be deemed null and void and neither Tenant nor any transferee (other than a Related Entity) shall have the right to exercise the Right of First Refusal. This condition may be waived by Landlord at its sole discretion and may not be used by Tenant as a means to negate the effectiveness of Tenant’s exercise of the Right of First Refusal. As used herein, “Related Entity” shall mean an entity which (i) directly or indirectly controls the subject party, (ii) is under the direct or indirect control of the subject party, (iii) is under common direct or indirect control with the subject party, (iv) with which the subject party is merged or consolidated, or (v) which acquires all or substantially all of the subject party’s assets or stock. Control shall mean ownership of fifty-one percent (51%) or more of the voting securities or rights of the controlled entity.
     9. No Right of First Refusal After Exercise of Certain Options. Notwithstanding anything in the Lease to the contrary, (a) if Tenant exercises any option contained in the Lease, if any, to terminate the Lease or reduce the size of the Premises, the Right of First Refusal shall automatically become null and void upon such exercise, and (b) if Tenant exercises the Right of First Refusal, the Termination Option shall not apply to the Right of First Refusal Space or any additional space leased or occupied by Tenant in the Building.
     10. Intentionally Deleted.
     11. Other Terms of Lease Apply. Except for the specific terms applicable to the First Refusal Space, all other terms and conditions of the Lease shall apply to the First Refusal Space.
     12. Amendment to Lease. Promptly after Tenant’s exercise of the Right of First Refusal, Landlord shall deliver to Tenant an amendment to the Lease to reflect the addition of the applicable First Refusal Space. Within 10 business days thereafter, Tenant shall execute and return the amendment if acceptable or return a redlined amendment, but in any case the Amendment must be fully executed by Tenant within 30 days following the date of Tenant’s acceptance. If Tenant fails to return the amendment within the periods required in this Section 12, at Landlord’s written election, Tenant’s rights under this Exhibit shall be deemed terminated and Tenant shall have no further right to the First Refusal Space.
     13. Tenant’s Financial Condition. Notwithstanding the foregoing, (a) Tenant shall have no right to exercise the Right of First Refusal and Landlord shall no obligation to give Tenant a First Refusal Notice if Tenant’s Net Worth is not equal to or better than the condition existing on the date of this Amendment on the date of and/or after Tenant’s exercise of the Right of First Refusal (in accordance with Section 2 hereof). In such event, Landlord may elect, but is not obligated, by written notice given to Tenant to cancel and declare null and void Tenant’s exercise of the Right of First Refusal. As used herein, “Net Worth” of Tenant as described in this Amendment shall mean the unencumbered assets (e.g., not encumbered by any pledge, claim, lien,
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judgment, mortgage or other encumbrance and excluding good will) of said entity less all liabilities of said entity
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EXHIBIT A-1
FIRST REFUSAL SPACE
     All rentable square footage in the Building, excluding common areas.
SECOND AMENDMENT TO LEASE — Page 12 of 27

EXHIBIT B
TERMINATION OPTION
     Notwithstanding anything to the contrary contained herein, Tenant shall have a one-time option to terminate the Lease (the “Termination Option”) in accordance with and subject to each of the following terms and conditions:
     1. Termination Notice. In the event a Tenant Acquisition Event (as hereinafter defined) occurs, subject to the terms and conditions set forth in this Exhibit B, and if Tenant desires to exercise the Termination Option following (but not before) such Tenant Acquisition Event, Tenant may give Landlord irrevocable written notice (the “Termination Notice”) of Tenant’s exercise of the Termination Option, which shall be delivered by U.S. certified mail, return receipt requested. The Termination Date shall be no earlier than the fortieth (40th) full calendar month following the Extension Effective Date. Time is of the essence with the respect to Landlord’s receipt of the Termination Notice and all other deadlines in this exhibit. As used herein, a “Tenant Acquisition Event” is a transaction in which Tenant sells all or substantially all of its assets or merges with a third party resulting in a 51% change of control.
     2. Termination Date. Notwithstanding anything contained in this Exhibit B to the contrary, if Landlord timely receives the Termination Notice and Tenant complies with all the provisions in this exhibit, the Lease shall terminate at 11:59 p.m. on (the “Termination Date”) the last day of the 9th full calendar month following the date Landlord receives the Termination Notice, but not earlier than after the 40th full calendar month following the Extension Effective Date.
     3. Termination Fee Must Accompany Termination Notice. In order for the Termination Notice to be effective, it must be accompanied by the entire termination fee (the “Termination Fee”) in cash or certified funds in the amount of the total aggregate amount of the brokerage commission payable in connection with the Lease or the Amendment to which this Exhibit is attached, the amount of the Refurbishment Allowance which would be unamortized as of the Termination Date, assuming that such total aggregate amount were to be fully amortized over the period between the Extension Effective Date and the Expiration Date using an interest rate of 7% per annum.
     4. Tenant’s Obligations Survive Termination. Tenant’s obligations to pay Rent and any other costs or charges under the Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of the Lease.
     5. Tenant’s Default. Notwithstanding the foregoing, (a) Tenant shall have no right to exercise the Termination Option or deliver a Termination Notice at any time in which an event exists which, with notice or lapse of time or both, would constitute an event of default beyond any applicable notice or cure period under the Lease, and any delivery of a Termination Notice during such period of time shall be null and void and of no effect, (b) if an event of default beyond any applicable notice or cure period occurs under the Lease prior to Tenant’s exercise of the Termination Option (in accordance with Section 1 hereof), upon Landlord’s written election
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given to Tenant within 30 days of the event of default beyond any applicable notice or cure period, the Termination Option shall become null and void, and (c) if an uncured event of default occurs under the Lease after Tenant’s exercise of the Termination Option (in accordance with Section 1 hereof), then Landlord may elect, but is not obligated, by written notice given to Tenant to cancel and declare null and void Tenant’s exercise of the Termination Option, and the Lease shall continue in full force and effect for the full Term hereof unaffected by Tenant’s exercise of the Termination Option and Landlord shall either (i) apply the Termination Fee to existing or future Rent obligations under the Lease, and/or (ii) refund the Termination Fee to Tenant. If Landlord does not cancel Tenant’s exercise of the Termination Option after an event of default, Tenant shall cure the default within the period of time specified in the Lease and this obligation shall survive the Termination Date.
     6. Tenant Shall Surrender Space by Termination Date. If Tenant exercises the Termination Option, Tenant covenants to surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, devoid of Tenant’s or any third party’s personal property, and in good order and condition, in accordance with the provisions of the Lease, and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by or through Tenant.
     7. Failure to Surrender Constitutes a Holdover. If Tenant shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover tenant from and after the Termination Date.
     8. Lease Ceases After Termination. If Tenant properly and timely exercises the Termination Option and Landlord has not negated the effectiveness of Tenant’s exercise of the Termination Option as allowed under this Exhibit, the Lease shall cease and expire on the Termination Date with the same force and effect as if the Termination Date were the date originally provided in the Lease as the expiration date of the Term hereof.
     9. Intentionally Deleted.
     10. No Termination Option After Transfer. The Termination Option is personal to the named Tenant and its Related Entities. This condition may be waived by Landlord at its sole discretion and may not be used by Tenant as a means to negate the effectiveness of Tenant’s exercise of the Termination Option. As used herein, “Related Entity” shall mean an entity which (i) directly or indirectly controls the subject party, (ii) is under the direct or indirect control of the subject party, (iii) is under common direct or indirect control with the subject party, (iv) with which the subject party is merged or consolidated, or (v) which acquires all or substantially all of the subject party’s assets or stock. Control shall mean ownership of fifty-one percent (51%) or more of the voting securities or rights of the controlled entity.
     11. No Termination Option After Exercise of Certain Options. Notwithstanding anything in the Lease to the contrary, if Tenant exercises any extension option contained in the Lease or extends the Term past February 28, 2014, the Termination Option shall automatically become null and void.
SECOND AMENDMENT TO LEASE — Page 14 of 27

     12. Termination Option Only Applies to Original Premises. Notwithstanding anything in this Exhibit to the contrary, the Termination Option applies only to the original Premises (the “Original Premises”) described in this Amendment (i.e., 22,228 rentable square feet) and not to any additional premises (“Additional Premises”) previously or hereafter leased by Tenant, including, without limitation, any Additional Premises leased pursuant to any option to increase the size of the Premises (e.g., a right of first offer). Notwithstanding anything in the Lease to the contrary the Termination Option shall not apply to any Additional Premises.
SECOND AMENDMENT TO LEASE — Page 15 of 27

EXHIBIT C
EXTENSION OPTION
     Notwithstanding anything to the contrary contained herein, Landlord hereby grants to Tenant the option to extend the Lease Term (“Extension Option”) for 1 period of 5 years (“Extension Term”) commencing when the Lease Term expires in accordance with and subject to each of the following terms and conditions:
     1. Extension Notice. If Tenant desires to exercise an Extension Option, Tenant shall give Landlord written notice (the “Extension Notice”) of Tenant’s exercise of an Extension Option, which shall be delivered by U.S. certified mail, return receipt requested. The Extension Notice must be received by Landlord no later than the date that is 9 full months prior to the date that the Extension Term would start and no earlier than the date that is 15 full months prior to the date that the Extension Term would start. Time is of the essence with respect to Landlord’s receipt of the Extension Notice and all other deadlines in this exhibit.
     2. Terms of Extension Term. During any Extension Term, all of the terms and conditions of the Lease (excluding any terms, conditions and options specifically applicable to only the initial or any prior Term) except where specifically modified by this exhibit shall apply. Tenant shall have no additional extension option.
     3. Rent for Extension Term. The Rent payable during an Extension Term shall be the Market Rate on the date the Extension Term commences.
     4. Definition of Market Rate. The term “Market Rate” shall mean the amount that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar building in the same submarket would accept at arm’s length for similar space, giving appropriate consideration to all relevant factors, including, without limitation, the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, but without limitation, operating expenses, base year, real estate taxes, electrical costs and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) quality, size, utility and location of premises being leased; (vi) whether other renewal tenants are receiving tenant improvements or refurbishment allowances; (vii) size and credit standing of Tenant; (viii) the cost of the Reduction Premises Work described under Section 13 below, (ix) other generally applicable terms and conditions of tenancy for similar space. In no event shall Landlord be obligated to provide Tenant with a tenant improvement or refurbishment allowance, unless Landlord at the time is offering an allowance to renewing tenants (as opposed to new tenants). The Market Rate may also designate periodic rental increases and similar economic adjustments. The Market Rate shall be the Market Rate in effect as of the beginning of the Extension Term, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper Market Rate as of the beginning of the Extension Term. The Market Rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.
SECOND AMENDMENT TO LEASE — Page 16 of 27

     5. Determination of Market Rate. If Tenant exercises an Extension Option (in accordance with Section 1 hereof), Landlord shall determine the Market Rate by using its good faith judgment. Landlord shall provide Tenant with written notice (“Landlord’s Notice”) of such amount within 20 days after Tenant exercises such Extension Option. Tenant shall have 20 days following delivery of Landlord’s Notice to notify Landlord in writing (“Tenant’s Renewal Notice”) of (i) Tenant’s exercise of its right to renew the Lease at the Market Rate proposed by Landlord, or (ii) Tenant’s counter offer to Landlord, or (iii) Tenant’s election not to exercise its right to renew the Lease. Tenant’s failure to timely deliver Tenant’s Renewal Notice shall be deemed rejection by Tenant of the Market Rate proposed by Landlord and the Lease shall expire on the scheduled expiration date of February 28, 2014. If Tenant delivers a counter offer to Landlord, then Tenant and Landlord shall have 45 days from delivery of Tenant’s Renewal Notice to agree on terms for such Extension Option and if the parties fail to agree on the terms for any reason or no reason within such 45 day period, this Extension Option shall be null and void and the Lease shall terminate February 28, 2014.
     6. Tenant’s Default. Notwithstanding the foregoing, (a) Tenant shall have no right to exercise an Extension Option or deliver an Extension Notice at any time in which an event exists which, with notice or lapse of time or both, would constitute an event of default beyond any applicable notice or cure period under the Lease, and any delivery of an Extension Notice during such period of time shall be null and void and of no effect, (b) if an event of default occurs beyond any applicable notice or cure period under the Lease prior to Tenant’s exercise of an Extension Option (in accordance with Section 1 hereof), the Extension Option shall automatically become null and void, and (c) if after Tenant’s exercise of an Extension Option (in accordance with Section 1 hereof) but before the commencement of an Extension Term an event exists which, with notice or lapse of time or both, would constitute an uncured Event of Default under the Lease, then Landlord may elect, but is not obligated, by written notice given to Tenant to cancel and declare null and void Tenant’s exercise of the Extension Option, and the Lease shall continue in full force and effect for the full Term hereof unaffected by Tenant’s exercise of the Extension Option. If Landlord does not cancel Tenant’s exercise of the Extension Option, Tenant shall cure the default within the period of time specified in the Lease.
     7. No Extension Option After Transfer. The Extension Option is personal to the originally named Tenant in the Lease or Lease amendment and its Related Entity. If an assignment, sublease (of more than 25% of the Premises) or other transfer occurs to a party other than a Related Entity, the Extension Option shall be deemed null and void and neither Tenant nor any assignee, subtenant or other transferee (other than a Related Entity) shall have the right to exercise such option. This condition may be waived in writing by Landlord at its sole and absolute discretion and may not be used by Tenant as a means to negate the effectiveness of Tenant’s exercise of an Extension Option.
     8. Occupancy of Premises. The Extension Option may only be exercised while Tenant is occupying seventy-five percent (75%) of the entire Premises (subject to Section 13 below), and at Landlord’s election any delivery of an Extension Notice during any period of time in which Tenant is not occupying 75% of the entire Premises (subject to Section 13 below) shall be null and void and of no effect.
SECOND AMENDMENT TO LEASE — Page 17 of 27

     9. No Extension Option After Exercise of Certain Options. Notwithstanding anything in the Lease to the contrary, (a) if Tenant exercises any option contained in the Lease, if any, to terminate the Lease or reduce the size of the Premises (except as permitted in Section 13 below), the Extension Option shall automatically become null and void upon such exercise, and (b) if Tenant exercises an Extension Option or extends the Term past February 28, 2014, any rights of Tenant under the Lease to terminate the Lease or reduce the size of the Premises, if any, shall automatically become null and void upon such exercise.
     10. Intentionally Deleted.
     11. Amendment to Lease. Promptly after the determination of the Market Rate, Landlord shall deliver to Tenant an amendment to the Lease to reflect the Extension Term. Within 10 business days thereafter, Tenant shall execute and return the amendment. If Tenant fails to return the amendment within such 10 business day period, at Landlord’s written election, Tenant’s rights under this Exhibit shall be deemed terminated.
     12. Tenant’s Financial Condition. Notwithstanding the foregoing, (a) Tenant shall have no right to exercise the Extension Option and Landlord shall have no obligation to give Tenant a Landlord’s Notice if Tenant’s Net Worth is not equal to or better than the condition existing on the date of this Amendment, on the date of and/or after Tenant’s exercise of the Extension Option (in accordance with Section 2 hereof). In such event, Landlord may elect, but is not obligated, by written notice given to Tenant to cancel and declare null and void Tenant’s exercise of the Extension Option. As used herein, “Net Worth” of Tenant as described in this Amendment shall mean the unencumbered assets (e.g., not encumbered by any pledge, claim, lien, judgment, mortgage or other encumbrance and excluding good will) of said entity less all liabilities of said entity.
     13. Option to Extend as to Less Than All the Premises. Notwithstanding anything in this Exhibit to the contrary, Tenant may elect (the “Reduction Election”), by giving Landlord written notice in the Extension Notice, to exercise an Extension Option as to less than 100% (but at least 75%) of the rentable square footage of the Premises, provided the Extension Notice specifies the approximate amount of the rentable square footage Tenant desires to give back to Landlord (the “Reduction Premises”) and the Reduction Premises is a space Landlord deems leasable, in Landlord’s reasonable discretion. If Tenant timely makes a Reduction Election, Landlord shall specify the location of the Reduction Premises in Landlord’s Notice, which shall be in a location acceptable to Landlord, in Landlord’s reasonable discretion. The cost of the Reduction Premises Work shall be taken into consideration in determining the market rate. The “Reduction Premises Work” shall consist of (i) all improvements specified by Landlord that are needed in order to demise the Reduction Premises from the balance of the Premises, including, without limitation, the separation of all utilities and services, such that both the Reduction Premises and the balance of the Premises are separately demised spaces that each have their own independently functioning utilities and services required for normal office usage, and (b) if required by Landlord, the cost of all improvements specified by Landlord that are needed in order to create a Building standard multi-tenant corridor, plus a reasonable construction
SECOND AMENDMENT TO LEASE — Page 18 of 27

management fee. The Reduction Premises Work shall be performed by a contractor(s) engaged by Landlord.
SECOND AMENDMENT TO LEASE — Page 19 of 27

EXHIBIT D
ADDITIONAL CONSIDERATION (LETTER OF CREDIT)
     1. General. As additional consideration for Landlord’s agreement to enter into this Amendment, concurrently with Tenant’s execution and delivery of this Amendment, and as a condition to Landlord’s obligations under the Lease, Tenant covenants and agrees to deliver to Landlord, as additional consideration, an irrevocable letter of credit (the “L/C”) in the form of, and upon all of the terms and conditions contained in, Exhibit D-1 attached hereto and incorporated herein by reference. The L/C shall be issued by an institutional lender of good financial standing (which lender shall, in any event, have assets equal to or exceeding $4 billion dollars as of the date of issuance of the L/C), having a place of business where the L/C can be presented for payment in Dallas, Texas. The lender shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. The L/C shall provide for 1 or more draws by Landlord or its transferee up to the aggregate amount of US $350,000.00 (the “L/C Amount”) on the terms and conditions of Exhibit D-1. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L/C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context (“Security Deposit Laws”), and (2) acknowledge and agree that the L/C (including any renewal thereof or substitute therefor or any proceeds thereof) is independent consideration separate and apart from the Security Deposit and is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto.
     2. Renewal of L/C. Tenant shall maintain the L/C in effect from the date of Tenant’s execution of this Amendment until the date which is 30 days after Tenant shall have performed all of its obligations under the Lease (said period is hereinafter referred to as the “L/C Term”). If the expiration date of the L/C (or any renewal or replacement L/C provided pursuant to this section) occurs prior to the end of the L/C Term, then Tenant shall deliver to Landlord a renewal of the L/C or a replacement L/C meeting all of the terms and conditions of this section, not later than 60 days prior to the then-applicable expiration date. Each L/C provided pursuant to this section shall have an expiration date which is at least one (1) year from such L/C’s date of issue except where the then-applicable expiration date of the L/C is less than one (1) year from the end of the L/C Term, in which case the renewal or replacement L/C shall be for such lesser period. The issuing bank’s agreement to place an automatic renewal provision in the L/C, as required pursuant to said Exhibit D-1, shall not relieve or release Tenant from its obligation to provide a renewal or replacement L/C on the terms hereinabove stated, it being understood that any such automatic renewal is an independent obligation of the issuing bank which is intended for Landlord’s sole benefit. If Tenant fails to provide the renewal or replacement L/C not later than 30 days prior to the then-applicable, stated expiration date (excluding automatic renewal provisions), such failure shall be a default by Tenant, and Landlord shall have the right, without notice or demand, on one or more occasions, to draw upon all or any part of the remaining proceeds of the L/C.
     3. Draw on L/C. Landlord may elect from time to time, in Landlord’s sole discretion, with notice to Tenant (for informational purposes only), to draw upon all or any part of the
SECOND AMENDMENT TO LEASE — Page 20 of 27

remaining proceeds of the L/C upon the occurrence of one or more of the following events: (i) Tenant fails to pay Base Rental, and such failure constitutes an event of default beyond any applicable notice or cure period by Tenant as defined in the Lease, or Tenant fails to perform any of its monetary obligations under this section or (ii) Tenant makes any assignment for the benefit of creditors, Tenant declares bankruptcy or is the subject of an involuntary bankruptcy proceeding, a trustee or receiver is appointed to take possession of some or all of Tenant’s assets or Tenant declares it is insolvent. In addition, Landlord may elect from time to time, in Landlord’s sole discretion, with five (5) days prior written notice to Tenant to draw upon all or any part of the remaining proceeds of the L/C upon the occurrence of the following event: Tenant fails to perform any of its other monetary obligations under the Lease (e.g., operating expenses, electricity, parking, etc.), and such failure constitutes an event of default beyond any applicable notice or cure period by Tenant as defined in the Lease.
     4. Application of L/C Proceeds. Landlord may elect, from time to time, upon written notice to Tenant (for informational purposes only), in Landlord’s sole discretion, to apply the proceeds it receives from a draw on the L/C in one or more of the following manners without prejudice to any other remedies: (i) as payment for some or all of the rent or other amounts owed by Tenant under the Lease but unpaid on the date of such draw, (ii) as payment for some or all of the future amounts of rent or other amounts that Landlord estimates will be due and payable under the Lease after the date of the draw, (iii) as payment for some or all of the damage Landlord may suffer as a result of Tenant’s failure to perform its obligations under the Lease, and/or (iv) in any other manner permitted by the Lease or applicable law, provided such application directly mitigates the monetary liabilities owed to Landlord arising under the Lease. Landlord may make one or more partial draws under the L/C and shall have the right, upon written notice to Tenant, to treat each draw or a portion thereof in one or more of the ways described in the previous sentence. Tenant hereby waives any other law or regulation that may be inconsistent with the terms and conditions of this section.
     5. Enforcement. Tenant’s obligation to furnish the L/C shall not be released, modified or affected by any failure or delay on the part of Landlord to enforce or assert any of its rights or remedies under the Lease or this section, whether pursuant to the terms thereof or at law or in equity. Landlord’s right to draw upon the L/C shall be without prejudice or limitation to Landlord’s right to draw upon any security deposit provided by Tenant to Landlord or to avail itself of any other rights or remedies available to Landlord under the Lease or at law or equity.
     6. Event of Default. Tenant’s failure to perform its obligations under this section (time being of the essence) shall constitute an event of default under the Lease, and shall entitle Landlord to immediately exercise all of its rights and remedies under the Lease (including, but not limited to rights and remedies under this section) or at law or in equity without notice or demand to Tenant.
     7. Conflict. If there is any conflict between the terms and conditions of this section and the terms and conditions of the Lease, the terms of this Exhibit shall control
     8. Reduction in Amount of L/C. So long as (a) an event of default beyond any applicable notice or cure period has not occurred and Tenant is obligated for the initial Premises,
SECOND AMENDMENT TO LEASE — Page 21 of 27

consisting of 22,228 rentable square feet, and (b) Landlord has not drawn upon the Letter of Credit, on the 1st, 2nd, 3rd and 4th anniversaries of the Extension Effective Date, Tenant shall have the right to reduce the L/C Amount by $70,000. For example, if the Extension Effective Date occurs on January 1, 2009, then on January 1, 2010 Tenant would have the right to reduce the L/C Amount to $280,000.00, on January 1, 2011 Tenant would have the right to reduce the L/C Amount to $210,000.00, on January 1, 2012 Tenant would have the right to reduce the L/C Amount to $140,000.00, and on January 1, 2013 Tenant would have the right to reduce the L/C Amount to $70,000.00. In no event shall the L/C Amount be decreased below $70,000.00. The documents evidencing the reduction of the L/C Amount shall be satisfactory to Landlord, in Landlord’s reasonable discretion.
SECOND AMENDMENT TO LEASE — Page 22 of 27

EXHIBIT D-1
LETTER OF CREDIT
[DATE]
Sun Life Assurance Company of Canada
c/o Sun Life Financial SC 1307
One Sun Life Executive Park, SC-1307
Wellesley Hills, Massachusetts 02481
Attn: Deborah Tirone
Ladies and Gentlemen:
     At the request and on the instructions of our customer,                      (the “Applicant”), we hereby establish this Irrevocable Letter of Credit No.                      (the “Letter of Credit”) in the amount of $                     in your favor. This Letter of Credit is effective immediately and shall have a minimum term of one (1) year from the date hereof (the “Initial Term”). This Letter of Credit shall automatically renew for successive one-year periods (each, a “Successive Term”) unless we notify you in writing at least sixty (60) days prior to the expiration of the applicable Successive Term that the Letter of Credit will not be renewed by us.
     This Letter of Credit is issued with respect to that certain lease, by and between you, as Landlord, and the Applicant, as Tenant. Said lease, and any amendments or modifications thereof, is hereinafter referred to as the “Lease.” Our obligations under this Letter of Credit are solely as set forth herein and are completely independent of the obligations of the Applicant under the Lease. We do not undertake any obligation under the Lease, nor do we undertake any responsibility to ascertain any facts, or to take any other action, with respect to the Lease, and we acknowledge that our obligations under this Letter of Credit shall not be affected by any circumstance, claim or defense of any party as to the enforceability of the Lease. The references to the Lease in this Letter of Credit are solely to state our agreement that this Letter of Credit is an independent obligation and shall not be affected by the Lease.
     Funds under this Letter of Credit will be made available to you against receipt by us of a Sight Draft in the form of Annex A attached hereto, in each case appropriately completed and purportedly signed by one of your authorized officers.
     Presentation of any such Sight Draft shall be made at our office located at [PRESENTATION OFFICE ADDRESS), Attention:                      , telecopy number (                    )                      , during our banking hours of                      a.m., Central Time,
SECOND AMENDMENT TO LEASE — Page 23 of 27

to                      p.m., Central Time. Presentation hereunder may also be made in the form of facsimile transmission of the appropriate Sight Draft to the preceding address and telecopy number.
     If a sight draft is presented hereunder by sight or by facsimile transmission as permitted hereunder, by 10:00 a.m., Central Time, and provided that such sight draft conforms to the terms and conditions of this Letter of Credit, payment shall be made to you, or to your designee, of the amount specified, in immediately available funds, not later than 2:00 p.m., Central Time, on the same day. If a sight draft is presented by you hereunder after the time specified above, and provided that such sight draft conforms to the terms and conditions of this Letter of Credit, payment shall be made to you, or to your designee, of the amount specified, in immediately available funds, not later than 2:00 p.m., Central Time, on the next business day. If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you notice within one business day that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, you may attempt to correct any such non-conforming demand for payment to the extent that you are entitled to do so and within the validity of this Letter of Credit.
     Partial drawings are allowed under this Letter of Credit. Any drawing under this Letter of Credit will be paid from our general funds and not directly or indirectly from funds or collateral deposited with or for our account by the Applicant, or pledged with or for our account by the Applicant.
     This Letter of Credit is transferable and notwithstanding Article 48 of the Uniform Customs (as defined below), this Letter of Credit may be successively transferred. Transfer of this Letter of Credit to a transferee shall be effected only upon the presentation to us of the original of this Letter of Credit accompanied by a certificate in the form of Annex B. Upon such presentation we shall transfer the same to your transferee or, if so requested by your transferee, issue a letter of credit to your transferee with provisions consistent with, and substantially the same as, this Letter of Credit.
     This Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “Uniform Customs”), which is incorporated into the text of this Letter of Credit by this reference. This Letter of Credit shall be deemed to be issued under the laws of the State of Texas and shall be governed by and construed in accordance with the law of the State of Texas with respect to matters not governed by the Uniform Customs and matters on which the Uniform Customs and the laws of the State of Texas are inconsistent.
SECOND AMENDMENT TO LEASE — Page 24 of 27

Very truly yours,

[ISSUING BANK]

By:
Name:

Title:

SECOND AMENDMENT TO LEASE — Page 25 of 27

ANNEX A
DATE:

TO:		RE:	LETTER OF CREDIT NO.

ISSUED BY

ATTN:

GENTLEMEN:
THE UNDERSIGNED BENEFICIARY HEREBY DEMANDS PAYMENT OF $                     TO BE PAID IN IMMEDIATELY AVAILABLE FUNDS IN ACCORDANCE WITH THE ABOVE-REFERENCED LETTER OF CREDIT.
SINCERELY,

BENEFICIARY’S NAME

AUTHORIZED SIGNATURE OF BENEFICIARY

NAME AND TITLE OF AUTHORIZED SIGNATORY
SECOND AMENDMENT TO LEASE — Page 26 of 27

ANNEX B
DATE:

TO:		RE:	LETTER OF CREDIT NO.

ISSUED BY

ATTN:

GENTLEMEN:
FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:
(NAME OF TRANSFEREE)
(ADDRESS)
ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.
THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.
SINCERELY,

(BENEFICIARY’S NAME)

SIGNATURE OF BENEFICIARY

SIGNATURE AUTHENTICATED

(NAME OF BANK)

AUTHORIZED SIGNATURE
SECOND AMENDMENT TO LEASE — Page 27 of 27